Exhibit 10.10

visionGATEWAY Inc.

EMPLOYMENT AGREEMENT

Mr. Michael Bromley

This document sets out the terms of your employment with visionGATEWAY Inc. You will need to sign this document on page 6 to accept this offer of employment.

1.	DEFINITIONS

‘You’	Michael Bromley

‘The Company’	means visionGATEWAY Inc.

‘The Group’	means visionGATEWAY Inc., a Nevada Corporation, and any related bodies corporate of it or the Company, including visionGATEWAY Pty Ltd.

‘Confidential Information’
includes, but is not limited to, information about the Company’s business and the business of other members of the Group and that of the Company’s and other members of the Group’s suppliers and customers which amounts to a trade secret, or is otherwise confidential and which may not be readily available to others engaged in a similar business to that of the Company or other members of the Group or to the general public.

‘Intellectual Property Rights’	means all intellectual property rights including but not limited to:

(a) patents, copyright, rights in circuit layouts, registered designs, trademarks and the right to have confidential information kept confidential; and

(b) any application or right to apply for registration of any of those rights.

2.	COMMENCEMENT DATE

Your employment with the Company will commence on the date to be agreed, in accordance with the terms of this Agreement. It is anticipated that this date will occur as set out in Schedule 3.

3.	POSITION

You will be employed at Senior Executive level or in such other capacity of a like status as the Company may require. The Company may, from time to time and following consultation, make reasonable changes to the particulars of your position and/or the duties and responsibilities of your position, including assignment to another company in the Group.

4.	LOCATION

You will normally be based at the Company’s offices in Sydney but the Company may require you to work at other Company locations and on customers’ sites, whether inside or outside Australia.

5.	TRAVEL

As the Company’s business environment requires staff to travel at short notice (both within Australia and overseas), a condition of your employment is that you maintain a current passport.

6.	REMUNERATION

6.1	Your base gross salary is US$107,000 per annum. Your salary will be paid monthly in twelve equal installments on the date for the payment of salaries of the Company generally. If there is a need for you to be employed by visionGATEWAY Pty Ltd at any time, this amount will include any minimum level of superannuation contributions which the Company must make for you into a superannuation fund nominated by the Company, for the purposes of the Superannuation Guarantee (Administration) Act (Cth) 1992 and the Superannuation Guarantee Charge Act (Cth) 1992 (‘Superannuation Legislation’) as amended from time to time.

6.2	Your salary will be reviewed six monthly in December and June. We reserve the right during employment to recover from you any monies paid to you, but to which you were not entitled (including salary, expenses and bonuses). The same right will apply following termination and you hereby agree to reimburse such monies to the Company.

7.	BONUS

The Company will, based on preset performance criteria, pay to you a bonus in accordance with the Company’s bonus scheme. An outline of the Company’s bonus scheme is attached at Schedule 1. The opportunity for bonus will be equivalent to one-third of your base salary level in cash plus other incentives including equity warrants.

8.	EMPLOYMENT PORTFOLIO

This agreement should be read in conjunction with the Company’s Employment Portfolio which contains express details of contractual benefits that also form part of this contract. A copy of the Company’s Employment Portfolio is attached at Schedule 2.

9.	SUPERANNUATION where employed by visionGATEWAY Pty Ltd

9.1	9% of your taxable salary will be deducted and made as a contribution into the Company’s superannuation fund for the purposes of the Superannuation Legislation. These contributions form part of your remuneration package. Further contributions by way of salary sacrifice may be made by you up to the maximum allowed under Government guidelines.

9.2	In addition, the Company provides non-contributory death and disability cover. Full details of the superannuation fund are contained in the Company’s Employment Portfolio attached at Schedule 2.

10.	HOURS OF WORK

Normal business hours are Monday to Friday 08:30 to 17:30 hrs. If you are working on customer premises or attending a course you will observe the normal working hours of the customer or course. However you are required to work such additional hours as is necessary to meet the requirements of your position, for which you will not receive any additional remuneration.

11.	POLICIES

The Company’s staff manual contains the Company policies. The Company reserves the right to vary the staff manual from time to time. A copy of the Company’s staff manual will be made available to you. You are required to comply with all of the Company’s policies although these policies do not form part of your contract of employment.

12.	CLEAN AIR POLICY

The Company has adopted a clean air (non-smoking) policy throughout all of its facilities, including offices, meeting rooms etc.

13.	INTELLECTUAL PROPERTY RIGHTS

13.1	You:

(a)	presently assign to the Company all existing and future Intellectual Property Rights in all inventions, models, designs, drawings, plans, software, reports, proposals and other materials you create or generate (whether alone or with the Company, its other employees or contractors) for use by the Company; and

(b)	acknowledge that by virtue of this paragraph all such existing rights are vested in the Company and, on their creation, all such future rights will vest in the Company.

13.2	You must do all things reasonably requested by the Company to enable the Company to assure further the rights assigned under clause 13.1.

14.	COMPUTER SOFTWARE & PERSONAL COMPUTER POLICIES

The Company has personal computer and computer software protection policies. These prohibit unauthorised use and reproduction of the Company’s technology resources. E-mail and internet access are communication tools and must be used for business communication only. Non compliance with these policies may result in dismissal. You will be required to sign a Statement of Compliance.

15.	BUSINESS CONDUCT AND CONFIDENTIALITY

15.1	During employment you will use Confidential Information solely for the benefit of the Company.

15.2	During, and after employment you will not use Confidential Information for your own benefit or disclose such information to any person firm or company whatsoever, except with the consent of the Company, or where such information is in the public domain other than as a result of your breach of this Clause, or where such disclosure is required by law

15.3	After termination of employment (if the termination was not at the request of the Company) you shall not for a period of 12 months directly or indirectly and whether on your own behalf or on behalf of any other business, person, partnership, firm, company or other body which is wholly or partly in competition with any business carried on by the Company or any member of the Group:

(i)	canvass, solicit or attempt to entice away or provide services to any customer (being any business, person, partnership, firm, company or other body for whom the Company or any member of the Group has provided goods or services) with whom you had business dealings on behalf of the Company or member of the Group within the last 12 months of your employment for the purpose of a business which is in competition with any business carried on by the Company or any member of the Group; or

(ii)	solicit or entice away or engage from the Company or any member of the Group or offer or cause to be offered any employment in an executive, technical or sales capacity to any person employed by the Company or any member of the Group for whom you were responsible at any time during the last 6 months of your employment (whether or not such person would thereby breach his/her employment or appointment terms) and whose knowledge of Confidential Information or knowledge of or influence over the clients, customers or suppliers of the Company or any member of the Group is likely to be able to assist or benefit a business in or proposing to be in competition with the Company or member of the Group.

15.4	Each of the covenants set out in clauses 15.3 (i) and 15.3 (ii) is separate and severable and is considered to be reasonable and necessary for the protection of the legitimate interests of the Company and any member of the Group in whose business you shall from time to time be involved. However, if any such covenants shall be adjudged to be void or ineffective for whatever reason but would be adjudged to be valid and effective if it or another such covenant had been deleted in whole or in part then such covenant shall apply with such deletions as may be necessary to render it valid and effective.

16.	PERIOD OF NOTICE

16.1	You must give the Company three months notice of termination of your employment with the Company.

16.2	Subject to clause 16.3, the Company must give you three months notice of termination of your employment by the Company or it must pay you an amount equal to your base salary for three months.

16.3	The Company may terminate your employment at any time without notice or additional payments if you are guilty of serious misconduct.

16.4	During the period of notice provided for in clause 16.2, the Company may, at its discretion, for all or part of the notice period:

(i)	require you not to attend for work;

(ii)	require you to carry out specified duties (consistent with your status role and experience);

(iii)	announce to employees, suppliers and customers that you have been given notice of termination or resigned (as appropriate); and

(iv)	instruct you not to communicate with suppliers customers or employees of the Company or member of the Group until your employment has terminated.

16.5	Any untaken holiday entitlement accrued up to the date of giving notice of termination should be taken during the notice period.

17.	PREVIOUS CONTRACTS

This Agreement when signed by you supersedes all previous contracts of employment or employment agreements with the Company.

18.	GOVERNING LAW

The law of the State of Nevada, USA and the courts of that State shall have exclusive jurisdiction.

Signed for and on behalf of the Company

Signature:

Full Name:	Michael F. Emerson

Position:	Chief Executive Officer

Date:	24 September, 2003

Signed by the Employee

Signature:

Full Name:	Michael S. Bromley

Address:	9/26 Parriwi Road,
Mosman, NSW 2088

Date:	24 September, 2003

SCHEDULE 1

EXECUTIVE BONUS SCHEME

The Executive Bonus Scheme (‘EBS’) is applicable to selected key executive personnel. Whether or not an employee is a participant in the EBS is determinable at the sole discretion of the Company. Staff selected to participate in the EBS will be precluded from participating in the firm’s Results Based Performance and Rewards Bonus Program.

The EBS is based on personal and business targets and comprises two elements:

(a)	performance against quantitative and qualitative objectives; and

(c)	overall performance of the Company, or a defined part of the organisation in which the employee works.

Depending on the employees performance, the actual variable compensation, or bonus, may vary from nil to 100% of the “on target” variable element, depending on performance. The bonus scheme will also entitle the employee to participate in the Group’s share option scheme.

The elements of the scheme as they apply to you are as follows :

•	Annual Incentives based on performance – amount is relative to percentage of preset goals achieved up to maximum of :
•	US$50,000 in cash or one-third of base salary amount whichever is greater
•	equity in the form of warrants for 100,000 shares of VGI stock
•	1% of Net Revenue (defined as Sales less all Commissions) from the Regions for which you have direct responsibility. The amount would be payable quarterly based on Revenue receipts, ie related to annual contract license payments.

SCHEDULE 2

EMPLOYMENT PORTFOLIO

1.	Salary Packaging

We offer our Executives the option of packaging:

(a)	A motor vehicle and associated running costs; and

(b)	Other items such as a personal computer, personal digital assistant.

2.	Training & Development Programs

We have a comprehensive series of technical, managerial and personal skills training courses which you will attend throughout your career with the Company.

3.	Leave Entitlements

3.1	Annual Leave

Annual leave accrues at the rate of four weeks (20 working days) per annum from the date of commencement.

Annual leave must be taken at a time mutually convenient to the Company and the staff member, and should be taken soon after each year’s entitlement falls due. The Company’s Policy states that annual leave should not accrue beyond six (6) weeks worth of entitlement.

Please note that annual leave loading is not paid.

3.2	Sick Leave

Sick leave accrues at the rate of five days in the first year of employment and eight days each year thereafter. The Company’s salary continuance policy, based on years of service, covers the ongoing payment of salary in the event of disability arising from accident or illness.

3.3	Long Service Leave

Payments will be made in accordance with the relevant state long service leave legislation.

3.4	Family Leave Policy

The Company’s Family and Work policy that after twelve months continuous employment all staff are entitled to one months paid maternity/paternity leave. Full details of this policy can be found in the Company’s Policy and Procedures manual.

4.	Subscriptions

The Company will also make the following payments on your behalf as additional benefits:

(a)	Payment of up to A$750 towards one annual club subscription;

(b)	The cost of one annual subscription to a relevant professional association;

(c)	Registration costs for an annual state conference of a relevant professional association; such conference would normally be held within the greater metropolitan area of your home base and will cover registration costs, and reasonable expenses (e.g. taxi fares). Conference which are held outside this area, e.g. interstate or overseas will be considered on a case by case basis.

5.	Kilometre or Car Allowance

The Company currently pays 45c per kilometre for business use of your motor vehicle or alternatively can pay a monthly car allowance to a value that can be agreed as appropriate with the local taxation authorities.

6.	Superannuation – where employed by visionGATEWAY Pty Ltd

Salary contains component to meet the statutory Superannuation Guarantee Levy of 9%, effective 1 July 2002.

Death & Disability Cover – the Company provides each employee with this type of insurance.

7.	Repatriation Air Fare

As part of the arrangements for your visa to work in Australia, the Company agrees to pay your airfare and reasonable relocation expenses to return to the USA at the completion of your contract.

8.	Health Insurance

The Company agrees to meet the cost of your Australian health insurance premiums with a fund of your choice to a maximum of A$5,500 per annum, indexed according to health fund rate changes.

9.	Expatriate Living Away From Home Allowance – Accommodation

Under the expatriate arrangements, while you are based in Australia, the Company agrees to meet the cost of your apartment rental to a maximum of A$57,200 per annum.